EXHIBIT 99.1

PRESS RELEASE

CONTACT:

Douglas Russell

Rotonics Manufacturing Inc.
(310) 538-4932

FOR IMMEDIATE RELEASE

September 19, 2005

ROTONICS MANUFACTURING INC. ANNOUNCES

FISCAL YEAR-END AUDITED RESULTS

NET SALES INCREASED 12% AND NET INCOME INCREASED 36%

Gardena, California (September 19, 2005) – Rotonics Manufacturing Inc. (AMEX: RMI) today announced final results for fiscal year ending June 30, 2005.  The final results were in line with the unaudited results announced in July 2005.  As such, we are pleased to report audited net income of $1,769,900, or $0.15 per common share, on net sales of $45,131,600 compared to net income of $1,304,200, or $0.11 per common share, on net sales of $40,332,900 for the same period last year.

During fiscal 2005, all of our major product groups contributed to the notable $4.8 million increase in our net sales.  We attribute this growth to the expansion of our niche markets and our new product offerings.  We remain optimistic about the outlook for fiscal 2006 and believe that the recent tragic events that have occurred in our nation’s Gulf Coast region also bring the hope of more jobs, additional business opportunities for our products and a stronger nation.  To date, our backlog levels are higher than they were this time last year, which combined with our investments in new tooling and energy efficient machinery will continue to benefit future periods.

The 12% increase in net sales in fiscal 2005 played a pivotal role in boosting our net income by 36%.  The increased revenues provided a stronger base to cover our fixed operating, selling and general and administrative costs and helped mitigate the ongoing volatility we have experienced in raw material and utility costs.  The recent events that have stricken our nation have further exasperated the volatility of these costs and have heightened our challenge to institute strategies to minimize their potential impact to future earnings.  We remain vigilant in our efforts to monitor these trends and take comfort in the additional efficiencies we will obtain from existing as well as future installations of energy efficient equipment.

For the fourth quarter ended June 30, 2005, we reported net income of $590,900, or $0.05 per common share, on net sales of $12,353,600 compared with net income of $824,300, or $0.07 per common share, on net sales of $12,292,500 for the same period last year.  We were pleased with our fourth quarter results as we continue to adapt to uncertainties in our marketplace and our recent efforts to mitigate increases in raw material, natural gas and certain insurance costs.

Learn more about RMI and its multitude of rotonically processed plastic products on its website at www.rotonics.com.

ROTONICS MANUFACTURING INC.

Selected Financial Information

For the years ended June 30,

	2005	2004	2003

Net sales	$45,131,600	$40,332,900	$35,972,100

Income before income taxes	$2,889,200	$2,202,700	$1,834,000

Income tax provision:
Current	(1,224,100)	(981,800)	(779,200)
Deferred	104,800	83,300	101,800
	(1,119,300)	(898,500)	(677,400)

Net income	$1,769,900	$1,304,200	$1,156,600

Income per common share
Basic/diluted:
Net income per common share	$.15	$.11	$.09

Stockholders’ Equity (1)	$18,300,300	$17,177,200	$16,950,000

Net book value per Common share (2)	$1.53	$1.43	$1.37

Common shares outstanding as of June 30, net of treasury stock	11,940,600	11,981,200	12,344,800

(1)

Net of treasury stock reacquired and retired amounting to $98,400, $679,700 and $340,500 in fiscal years 2005, 2004 and 2003, respectively. Also, adjusted for common stock dividends of $597,000, $599,100, and $616,000 in fiscal years 2005, 2004 and 2003, respectively.

(2)	Computed on the basis of the actual number of common shares outstanding at the end of the fiscal year, net of treasury.